Exhibit 10.5

Treeline Biosciences Holdings, Inc.
Non-Employee Director Compensation Policy
Each member of the Board of Directors (the “Board”) of Treeline Biosciences, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for such Non-Employee Director’s service on the Board. This Policy is effective as of the consummation of the merger described in the that certain Agreement and Plan of Merger and Reorganization, dated as of June 6, 2026, among the Company, Treeline Biosciences, Inc. and certain other parties thereto (the “Effective Date”). This Policy may be amended or terminated at any time in the sole discretion of the Board.
1.	Eligibility
Non-Employee Directors who join the Board on or after the Effective Date shall be eligible to receive the compensation set forth in this Policy as of the date that they join the Board.
2.	Cash Compensation
Each Non-Employee Director will be eligible to receive the cash compensation set forth in the table below for service on the Board, subject to continued service as a Non-Employee Director.  The annual cash compensation amounts will be payable in equal quarterly installments, in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter, pro-rated (by calendar days) for any partial quarter of service as a Non-Employee Director. If a Non-Employee Director provides services for at least one month in a given quarter, then he or she shall be eligible to receive his or her cash fees for such quarter.
Nature of Payment:	Total Annual Fee:
General Board Service Fee	$45,000
Non-Executive Chair Fee (in addition to General Board Service Fee)	$35,000
Committee Service Fee	Chair (in addition to General Board Service Fee)	Member (in addition to General Board Service Fee, not in addition to Committee Chair Service Fee)
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

3.	Equity Compensation
Equity awards made pursuant to this Policy will be granted under the Treeline Biosciences Holdings, Inc. 2026 Equity Incentive Plan or any successor equity incentive plan (as applicable, the “Plan”).
Initial Award. Each person who joins the Board for the first time as a Non-Employee Director on or after the Effective Date or who is serving on the Board on the Effective Date (but expressly excluding any persons who both: (X) join the Board for the first time on the Effective Date and (Y) have previously received an equity award from Treeline Biosciences, Inc prior to the Effective Date), other than any person who transitions from an employee role to a Non-Employee Director, will be granted an option (an “Option”) to purchase the lesser of: (i) 1,300,000 shares of the Company’s common stock (“Common Stock”) or (ii) such number of shares of Common Stock resulting in the Option having a grant date fair value (as determined pursuant to ASC 718) equal to $800,000, in either case, under the Plan (such award, the “Initial Award”), which will be evidenced by a stock option agreement (the “Option Agreement”). The Initial Award will automatically, and without any further action of the Board, be granted on or following the date of the Non-Employee Director’s appointment to the Board (or, if such date is not a trading day, the first trading day thereafter) (the “Initial Award Grant Date”) with an exercise price equal to the fair market value of Common Stock on the Initial Award Grant Date, as determined pursuant to the terms of the Plan. The Initial Award shall vest in equal monthly installments over the three years following the Initial Award Grant Date, such that the Initial Award shall be vested in full on the third anniversary of the Initial Award Grant Date, so long as the Non-Employee Director continues to provide Service (as defined in the Plan) to the Company through the applicable vesting date.  If a Non-Employee Director’s Service ends on the date of vesting, then the vesting shall be deemed to have occurred.
Annual Award. On the date of each annual meeting of the Company’s stockholders commencing with the first annual meeting of the Company’s stockholders following the Effective Date, and without any further action of the Board, each Non-Employee Director who is serving on the Board immediately prior to, and will continue to serve on the Board following, the annual meeting (and who initially joined the Board by no later than January 1st prior to the Company’s annual stockholder meeting) will automatically be granted an Option to purchase the lesser of: (i) 650,000 shares of Common Stock or (ii) such number of shares of Common Stock resulting in the Option having a grant date fair value (as determined pursuant to ASC 718) equal to $400,000, in either case, under the Plan (the “Annual Award”), which will be evidenced by an Option Agreement. The Annual Award will automatically be granted on the date of the annual meeting of the Company’s stockholders (or, if such date is not a trading day, the first trading day thereafter) (the “Annual Award Grant Date”) with an exercise price equal to the fair market value of Common Stock on the Annual Award Grant Date, as determined pursuant to the terms of the Plan. The Annual Award shall fully vest on the earlier of (i) the one-year anniversary of the Annual Award Grant Date and (ii) the next annual meeting of the Company’s stockholders, so long as the Non-Employee Director continues to provide Service to the Company through the applicable vesting date.  If a Non-Employee Director’s Service ends on the date of vesting, then the vesting shall be deemed to have occurred.
Change in Control. The Initial Award and the Annual Award shall accelerate in full immediately prior to the consummation of a Corporate Transaction (as defined in the Plan) if the applicable Non-Employee Director is then in Service to the Company.
4.	Compensation Limit
Notwithstanding any other provision of this Policy to the contrary, compensation payable to Non-Employee Directors (solely to the extent granted/paid following the Effective Date) will also be subject to the annual limitations set forth in the Plan.  To the extent that any compensation payable to Non-Employee Directors pursuant to this Policy is cutback to comply with the annual limitations set forth in the Plan, then any such cutback shall apply first as to cash compensation and then to equity compensation.

5.	Ability to Decline Compensation
A Non-Employee Director may decline all or any portion of such Non-Employee Director’s compensation under the Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
6.	Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, if applicable, as in effect from time to time.